EXHIBIT 99.1

SPACEHAB, Inc.

12130 Highway 3, Bldg. 1

Webster, Texas 77598-1504 1.713.558.5000 fax:  1.713.558.5960

www.spacehab.com

FOR IMMEDIATE RELEASE

ASTROTECH APPOINTS NEW CHIEF EXECUTIVE OFFICER
Air Force Elite Joins Astrotech Space Operations to Implement New Strategic Growth Plan

HOUSTON (June 4, 2008) — SPACEHAB Inc. (NASDAQ: SPAB) recently announced the appointment of retired Gen. Lance W. Lord to the position of chief executive officer of its Astrotech Space Operations subsidiary (ASO) effective June 2, 2008.  In this role, Lord will provide oversight of ASO’s new strategic vision, expanding its current core services from spacecraft processing support to a comprehensive line of End-to-End Mission Assurance (EEMA) offerings including pre-launch, launch and on-orbit services.

Lord’s career in the Air Force spans nearly 40 years, during which he served as Commander of Air Force Space Command at Peterson Air Force Base in Colorado. He oversaw a global network of satellite command and control, communications, missile warning and launch facilities, and ensured the combat readiness of America’s intercontinental ballistic missile force. Lord has been highly decorated throughout his career, including the Distinguished Service Medal, Legion of Merit and the Defense Meritorious Service Medal.

“General Lord’s appointment brings forth a new strategic vision for growth,” said Thomas B. Pickens III, chairman and chief executive officer of SPACEHAB. “His unprecedented knowledge of military space will take ASO above and beyond its current offering into a new, expanded, End-to-End Mission Assurance direction, and will be vital in further enhancing ASO’s strategic growth and position in the aerospace marketplace. We are looking forward to working with General Lord, and are confident that under his stewardship he will utilize the ASO brand and its 23-year legacy in implementing the company’s new strategic vision.”

Lord will operate the company from the newly established offices in Colorado Springs, Colo.

ASO, a recognized leader in supplying spacecraft processing to both public and private-sector customers, provides a range of global logistics including launch vehicle support, spacecraft processing and ground systems support.

About SPACEHAB, Incorporated

SPACEHAB is a commercial and entrepreneurial force in the space industry providing a full spectrum of products and services to both the government and private sectors. The Company offers space access and payload integration services, production of valuable commercial products in space, spacecraft pre-launch processing facilities and services, development and extension of space-based products to the consumer market, and program and engineering support ranging from development and manufacturing of flight hardware to large scale government project management.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Tania Shupe

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5299

tshupe@spacehab.com

###